Exhibit 99.1

Tronox Reports First Quarter 2016 Financial Results

First Quarter Highlights:

•	Tronox revenue of $475 million and adjusted EBITDA of $40 million

•	TiO2 segment adjusted EBITDA of $22 million and free cash flow of $44 million

•	Alkali segment adjusted EBITDA of $35 million and free cash flow of $29 million

•	TiO2 pigment selling prices rising globally in second quarter; expect to see sequential selling price improvements in both second quarter and third quarter

•	Operational Excellence program on track to meet 2016 cash generation target sourced from cost reductions and working capital reductions

•	Fairbreeze mine formally commissioned and producing feedstock for KZN Sands operations and co-products zircon and rutile

•	Repurchased approximately $20 million face value of Tronox bonds for $15 million resulting in $4 million net gain

•	Cash of $152 million and total liquidity of $444 million

•	Board declared quarterly dividend of $0.045 per share payable on May 27, 2016 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on May 13, 2016

STAMFORD, Conn., (May 4, 2016) – Tronox Limited (NYSE:TROX) today reported first quarter 2016 revenue of $475 million compared to $385 million in the first quarter 2015 and $535 million in the fourth quarter 2015.  Adjusted EBITDA was $40 million compared to $64 million in the year-ago quarter and $60 million in the prior quarter.  Adjusted net loss attributable to Tronox Limited in the quarter was $93 million, or $0.80 per diluted share, versus an adjusted net loss of $51 million, or $0.44 per diluted share, in the year-ago quarter and an adjusted net loss of $76 million, or $0.66 per diluted share, in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “We believe the first quarter marked the turning point of the long decline in TiO2 pigment selling prices.  Though first quarter TiO2 pigment selling prices modestly declined sequentially as we forecasted, March average selling prices were higher than those in February.  We are seeing TiO2 pigment selling prices rise globally in the second quarter and expect to also see sequential selling price improvements in the third quarter as the increases roll across our global customer base.  For the second consecutive quarter we saw TiO2 pigment sales volumes increase by more than 7 percent year-on-year.  This high volume of purchases has further reduced inventories.”

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Casey continued: “Our Alkali business continues to operate in a sold-out mode benefiting from its sustaining structural cost advantage.  As a result, Alkali can sell every ton it produces.  In the first 12 months of having Alkali in our portfolio, the business has delivered free cash flow of $156 million, which has exceeded our expectations.”

Casey concluded: “We continued to make good progress on cash generation sourced from cost and working capital reductions and our disciplined approach to capital expenditures. Our TiO2 and Alkali businesses delivered free cash flow of $73 million to the company in the first quarter and our Operational Excellence program is on track to meet its cash generation target in 2016.  We repurchased approximately $20 million face value of our bonds in the quarter for a price of $15 million, which resulted in a $4 million net gain, and closed the quarter with $152 million of cash and liquidity of $444 million.”

First Quarter 2016

Tronox TiO2

TiO2 segment revenue of $285 million was 26 percent lower than $385 million in the prior-year quarter, primarily the result of lower pigment selling prices, one-time titanium slag sales of more than 50,000 metric tons sold to third parties in the year-ago quarter and the timing of a large zircon shipment scheduled for March that shipped in April.  We continue to expect zircon sales volumes in 2016 to exceed those of 2015.  Zircon selling prices have been level for the last two quarters and we expect them to remain so.  Sales of pigment products declined 12 percent compared to the prior-year quarter, as sales volumes increased 8 percent and average selling prices declined 19 percent (18 percent on a local currency basis).  Pigment products sales volume gains were realized in EMEA and Asia-Pacific, while sales volumes in North America were essentially level to the year-ago quarter.  Sales of titanium feedstocks and co-products were 50 percent lower than the year-ago quarter as a result of the substantial one-time prior-year external titanium slag sales and the timing of the zircon shipment as mentioned above.  No external sales of titanium slag occurred in the current quarter as we consumed 100 percent of our slag production for TiO2 pigment manufacturing.  However, we expect third-party titanium slag sales in each of the next three quarters.  Sales of rutile prime were level to the year-ago quarter, as higher sales volumes offset lower selling prices. Higher ilmenite sales partially offset lower sales of co-products zircon and pig iron. Selling prices for zircon were 12 percent lower than the year-ago quarter.  Lower pig iron sales can be attributed to lower production as production was curtailed at two furnaces starting in the second quarter of last year.  Pig iron is a by-product of making titanium slag in our furnaces in South Africa.  Pig iron selling prices were down substantially as pricing in the market is correlated to market pricing for iron ore.

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Compared sequentially to the prior quarter, TiO2 segment revenue of $285 million was 15 percent lower than $336 million, primarily driven by lower feedstock and co-product sales.  Pigment products revenue declined 2 percent, as sales volumes increased 2 percent and average selling prices declined 4 percent (4 percent on a local currency basis).  Sales volumes were higher in EMEA, level in Asia and lower in North America relative to the prior quarter.  Finished pigment products inventory ended the quarter below normal seasonal levels as planned.  Sales of titanium feedstocks and co-products were 39 percent lower than the prior quarter as sales volumes declined 32 percent and average selling prices were 9 percent lower.  The primary driver of lower sales volumes was the absence of titanium slag sales in the current quarter. Higher ilmenite sales volumes were more than offset by lower zircon, rutile prime and pig iron volumes. The selling price decline is primarily due to product mix, specifically higher ilmenite sales.  Selling prices for zircon, rutile prime and pig iron remained level to the prior quarter.

TiO2 segment adjusted EBITDA of $22 million in the quarter compared to $85 million in the year-ago quarter and $36 million in the prior quarter.  Primary drivers of the year-on-year difference are the fixed cost absorption impact of more than $30 million in the first quarter resulting from production curtailments that began in the second quarter of last year, coupled with lower pigment selling prices and the timing of zircon sales that moved from the first quarter to the second quarter. Compared sequentially, lower pigment selling prices and the timing of the zircon sales resulted in the lower segment adjusted EBITDA in the quarter.  TiO2 segment operating loss was $36 million compared to operating income of $9 million in the year-ago quarter and an operating loss of $65 million in the prior quarter.  With cash provided by operating activities of $61 million, less capital expenditures of $17 million, TiO2 delivered free cash flow of $44 million in the first quarter, which was $37 million more in free cash flow than in the year-ago first quarter.

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Capital expenditures in TiO2 of $17 million in the first quarter included $8 million related to the Fairbreeze mine project.  Fairbreeze, which began operations ahead of schedule in the fourth quarter of last year, is producing feedstock to supply the slag furnaces at our KZN Sands operations and providing zircon and rutile co-products.  At project commencement, total capital expenditures for the Fairbreeze mine were estimated to be approximately $225 million.  Approximately $172 million has been spent from commencement through the first quarter 2016 with approximately $40 million budgeted to be spent in the balance of 2016 for project completion.  We expect to complete Fairbreeze under budget and be a net positive contributor to 2016 EBITDA from the sale of zircon and rutile co-products coupled with efficiency gains expected to be realized in downstream smelting and pigment operations from the mine’s high quality ilmenite feedstock.

Tronox Alkali

Alkali segment revenue of $190 million was 3 percent lower than pro forma revenue of $195 million in the year-ago quarter.  Sales volumes were 2 percent lower and selling prices were level to the year-ago quarter.  Alkali remains in a sold-out mode.  With sold-out conditions in both periods, the sales volume decline was primarily the result of lower production in the quarter.  In the domestic market, sales volumes increased, driven by continued market growth, particularly in flat glass markets, while higher selling prices reflected implementation of price increases in annual contracts.  Lower production volumes were reflected in lower export sales volumes compared to the year-ago quarter.  Selling prices in the export market declined primarily due to lower prices in Asia.  Chinese soda ash producers lowered domestic and export prices in the quarter as raw material and energy deflation and currency devaluation lowered their costs. However, substantial capacity was shut down in China in the quarter, some permanently, and this has led to price increases in both China and across Asia for those customers whose contracts permitted.

Compared sequentially to the prior quarter, Alkali revenue declined 5 percent, as 7 percent lower sales volumes were partially offset by 3 percent higher selling prices.  Domestic sales volumes were slightly lower due to timing of shipments while lower export sales volumes resulted from lower production. Higher domestic selling prices and favorable mix were partially offset by lower export prices.

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Alkali adjusted EBITDA of $35 million in the first quarter equaled pro forma adjusted EBITDA of $35 million in the prior-year quarter, as lower sales and higher royalty costs were offset by lower operating costs.  Compared sequentially, adjusted EBITDA declined from $38 million in the fourth quarter, as lower sales were partially offset by favorable distribution and overhead costs, as we realized the synergies as anticipated at closing of the transaction in April 2015.  Alkali segment operating income of $20 million compares to pro forma operating income of $22 million in the year-ago quarter and $23 million in the prior quarter.  Capital expenditures in the first quarter were $16 million.  With cash provided by operating activities of $45 million, less capital expenditures of $16 million, Alkali delivered free cash flow cash of $29 million in the first quarter.

Corporate

Corporate adjusted EBITDA was ($17) million in the first quarter versus adjusted EBITDA of ($21) million in the year-ago quarter and adjusted EBITDA of ($14) million in the prior quarter.  Corporate cash used in operations was $105 million in the quarter primarily due to a $68 million semi-annual interest payment and cash for restructuring that will provide future benefit.  Corporate loss from operations was $13 million in the quarter compared to a loss from operations of $18 million in the year-ago quarter and income from operations of $4 million in the prior quarter resulting from a change in segment allocation that was booked in the quarter.

Consolidated

Selling, general and administrative expenses in the first quarter were $47 million, compared to $44 million in the year-ago quarter and $46 million in the prior quarter.  The current quarter and prior quarter include approximately $6 million of costs related to the Alkali business that were not in the year-ago quarter.  Interest and debt expense of $46 million increased from $34 million in the year-ago quarter primarily due to a higher debt level related to the Alkali acquisition that closed in the second quarter of 2015.  Gain on extinguishment of debt was $4 million, representing our bond repurchase activities in the quarter. On March 31, 2016, gross consolidated debt was $3,057 million, and debt, net of cash, was $2,905 million.  Liquidity was $444 million including cash on the balance sheet of $152 million as of March 31, 2016.  Capital expenditures were $33 million and depreciation, depletion and amortization was $55 million.

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First Quarter 2016 Webcast Conference Call

Thursday, May 5, 2016, at 8:30 a.m. ET (New York).  The live call is open to the public via Internet broadcast and telephone.

Internet Broadcast:  http://www.tronox.com/
Dial-in telephone numbers:
U.S. / Canada: +1.877.831.3840
International: +1.253.237.1184
Conference ID: 89581152

Conference Call Presentation Slides will be used during the conference call and are available on our website at http://www.tronox.com/

Conference Call Replay: Available via the Internet and telephone beginning on Thursday, May 5, 2016 at 11:30 a.m. ET (New York), until midnight, May 9, 2016.
Internet Replay: www.tronox.com
Replay dial-in telephone numbers:
U.S. / Canada: +1.855.859.2056
International: +1.404.537.3406
Conference ID: : 89581152

Upcoming Conferences

During the second quarter 2016 a member of management is scheduled to present at the following conferences:

•	Oppenheimer Industrial Growth Conference, New York, May 11, 2016

•	Goldman Sachs Basic Materials Conference, New York, May 18, 2016

•	B. Riley & Co. Annual Investor Conference, Hollywood, CA, May 26, 2016

Accompanying conference materials will be available at http://investor.tronox.com

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About Tronox

Tronox Limited operates two vertically integrated mining and inorganic chemical businesses. Tronox TiO2 mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. Tronox Alkali mines trona ore and manufactures natural soda ash, sodium bicarbonate, caustic soda, and other compounds which are used in the production of glass, detergents, baked goods, animal nutrition supplements, pharmaceuticals, and other essential products.  For more information, visit www.tronox.com

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company's filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

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Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited's operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA and adjusted net loss attributable to Tronox.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies.  The non-U.S. GAAP financial measures are provided to enhance the user's overall understanding of the company's operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company's financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited's ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited's operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or unusual in nature;

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•	Assist investors to assess the company's compliance with financial covenants under its debt instruments;

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies, and

•	We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provide useful information about our operating results to investors and securities analysts. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period.

Media Contact: Bud Grebey
Direct: +1.203.705.3721

Investor Contact: Brennen Arndt
Direct: +1.203.705.3722

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TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (US GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2016	2015

Net sales	$475	$385
Cost of goods sold	455	350

Gross profit	20	35
Selling, general and administrative expenses	(47)	(44)
Restructuring expense	(2)	-

Loss from operations	(29)	(9)
Interest and debt expense, net	(46)	(34)
Gain on extinguishment of debt	4	—
Other income (expense), net	(9)	4

Loss before income taxes	(80)	(39)
Income tax provision	(12)	(7)

Net loss	(92)	(46)
Net income (loss) attributable to noncontrolling interest	(1)	3

Net loss attributable to Tronox Limited	$(91)	$(49)

Loss per share, basic and diluted	$(0.78)	$(0.42)

Weighted average shares outstanding, basic and diluted (in thousands)	115,920	115,374

Other Operating Data:
Capital expenditures	$33	$32
Depreciation, depletion and amortization expense	$55	$65

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TRONOX LIMITED
SCHEDULE OF ADJUSTED OPERATIONS (NON-U.S. GAAP)*
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2016	2015

Net sales	$475	$385
Cost of goods sold	455	350

Gross profit	20	35
Selling, general and administrative expenses	(47)	(46)

Adjusted loss from operations	(27)	(11)
Interest and debt expense, net	(46)	(34)
Other income (expense), net	(9)	4

Adjusted loss before income taxes	(82)	(41)
Income tax provision	(12)	(7)
Adjusted net loss	(94)	(48)
Net income (loss) attributable to noncontrolling interest	(1)	3

Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)*	$(93)	$(51)

Basic and diluted adjusted loss per share, attributable to Tronox Limited	$(0.80)	$(0.44)

Weighted average shares outstanding, basic and diluted (in thousands)	115,920	115,374

* We believe that the non-U.S. GAAP financial measure “Adjusted net loss attributable to Tronox Limited” and its presentation on a per share basis provides useful information about our operating results to investors and securities analysts. Adjusted earnings excludes the effects related to the acquisition of the Alkali business, restructuring expense and gain on extinguishment of debt. We also believe that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of our underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business, and is not in accordance with U.S. GAAP.

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TRONOX LIMITED
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED  (U.S. GAAP)
TO ADJUSTED NET LOSS
ATTRIBUTABLE TO TRONOX LIMITED (NON-U.S. GAAP)

	Three Months Ended March 31,
	2016	2015

Net loss attributable to Tronox Limited (U.S. GAAP)	$(91)	$(49)

Acquisition related matters (a)	-	(2)
Restructuring expense (b)	2	-
Gain on extinguishment of debt (c)	(4)	-
Adjusted net loss attributable to Tronox Limited (Non-U.S. GAAP)	$(93)	$(51)

Basic and diluted loss per share attributable to Tronox Limited (U.S. GAAP)	$(0.78)	$(0.42)

Acquisition related matters, per share	-	(0.02)
Restructuring expense, per share	0.02	-
Gain on extinguishment of debt, per share	(0.04)	-
Basic and diluted adjusted loss per share attributable to Tronox Limited (Non-U.S. GAAP)	$(0.80)	$(0.44)

Weighted average shares outstanding, basic and diluted (in thousands)	115,920	115,374

(a)	One-time non-operating items and the effect of acquisitions.
(b)	Represents severance costs associated with the shutdown of our sodium chlorate plant and other global TiO2 restructuring efforts.
(c)	Represents the gain associated with the repurchase of $20 million face value of the Senior Notes due 2020 and Senior Notes due 2022.

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TRONOX LIMITED
SEGMENT INFORMATION
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2016	2015

TiO2 segment	$285	$385
Alkali segment	190	-

Net sales	$475	$385

Income (loss) from operations

TiO2 segment	$(36)	$9
Alkali segment	20	-
Corporate	(13)	(18)

Loss from operations	(29)	(9)
Interest and debt expense, net	(46)	(34)
Gain on extinguishment of debt	4	-
Other income (expense), net	(9)	4

Loss before income taxes	(80)	(39)
Income tax provision	(12)	(7)

Net loss	(92)	(46)
Net income attributable to noncontrolling interest	(1)	3

Net loss attributable to Tronox Limited	$(91)	$(49)

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TRONOX LIMITED
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

ASSETS	March 31, 2016	December 31, 2015
Current Assets
Cash and cash equivalents	$152	$229
Restricted cash	3	5
Accounts receivable, net of allowance for doubtful accounts	367	391
Inventories, net	616	630
Prepaid and other assets	36	46
Total current assets	1,174	1,301

Noncurrent Assets
Property, plant and equipment, net	1,859	1,843
Mineral leaseholds, net	1,612	1,604
Intangible assets, net	238	244
Inventories, net	-	12
Other long-term assets	24	23
Total assets	$4,907	$5,027

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$152	$159
Accrued liabilities	130	180
Short-term debt	150	150
Long-term debt due within one year	16	16
Income taxes payable	49	43
Total current liabilities	497	548

Noncurrent Liabilities
Long-term debt	2,891	2,910
Pension and postretirement healthcare benefits	141	141
Asset retirement obligations	81	77
Long-term deferred tax liabilities	150	143
Other long-term liabilities	101	98
Total liabilities	3,861	3,917

Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 65,846,466 shares issued and 64,999,095 shares outstanding at March 31, 2016 and 65,443,363 shares issued and 64,521,851 shares outstanding at December 31, 2015	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at March 31, 2016 and December 31, 2015.	-	-
Capital in excess of par value	1,504	1,500
Accumulated deficit / retained earnings	(28)	93
Accumulated other comprehensive loss	(555)	(596)
Total Tronox Limited shareholders' equity	922	998
Noncontrolling interest	124	112
Total equity	1,046	1,110
Total liabilities and equity	$4,907	$5,027

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TRONOX LIMITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2016	2015

Cash Flows from Operating Activities:
Net loss	$(92)	$(46)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	55	65
Deferred income taxes	(1)	(3)
Share-based compensation expense	5	6
Amortization of deferred debt issuance costs and discount on debt	3	2
Pension and postretirement healthcare benefit expense	2	1
Gain on extinguishment of debt	(4)	-
Other noncash items affecting net loss	12	(4)
Contributions to employee pension and postretirement plans	(4)	(3)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	26	(25)
(Increase) decrease in inventories	37	(4)
(Increase) decrease in prepaid and other assets	3	9
Increase (decrease) in accounts payable and accrued liabilities	(54)	(58)
Increase (decrease) in income taxes payable	11	(4)
Other, net	2	(1)

Cash provided by (used in) operating activities	1	(65)

Cash Flows from Investing Activities:
Capital expenditures	(33)	(32)
Proceeds from the sale of assets	1	-
Restricted cash	-	(600)

Cash used in investing activities	(32)	(632)

Cash Flows from Financing Activities:

Repayments of debt	(19)	(5)
Proceeds from debt	-	600
Dividends paid	(30)	(29)
Proceeds from the exercise of warrants and options	-	3

Cash provided by (used in) financing activities	(49)	569

Effects of exchange rate changes on cash and cash equivalents	3	(9)

Net decrease in cash and cash equivalents	(77)	(137)
Cash and cash equivalents at beginning of period	229	1,276

Cash and cash equivalents at end of period	$152	$1,139

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TRONOX LIMITED
CONDENSED STATEMENT OF FREE CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31, 2016
	TiO2	Alkali	Corporate	Consolidated

Operating income (loss)	$(36)	$20	$(13)	$(29)
Depreciation, depletion and amortization expense	40	14	1	55
Other	18	1	(5)	14
Adjusted EBITDA	$22	$35	$(17)	$40

Adjusted EBITDA	$22	$35	$(17)	$40
Interest paid, net of capitalized interest and interest income	-	-	(68)	(68)
Income tax provision	-	-	(12)	(12)
Contributions to employee pension and postretirement plans	(4)	-	-	(4)
Deferred income taxes	-	-	(1)	(1)
Other	6	-	15	21

Changes in assets and liabilities
(Increase) decrease in accounts receivable	25	1	-	26
(Increase) decrease in inventories	42	(5)	-	37
(Increase) decrease in prepaid and other assets	(1)	3	1	3
Increase (decrease) in accounts payable and accrued liabilities	(29)	11	(36)	(54)
Increase (decrease) in income taxes payable	-	-	11	11
Other, net	-	-	2	2
Subtotal	37	10	(22)	25

Cash provided by (used in) operating activities	61	45	(105)	1

Capital expenditures	(17)	(16)	-	(33)

Free cash flow	$44	$29	$(105)	$(32)

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TRONOX LIMITED
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2016	2015
Net loss	$(92)	$(46)

Interest and debt expense, net	46	34
Interest income	(1)	(2)
Income tax provision	12	7
Depreciation, depletion and amortization expense	55	65

EBITDA	20	58

Share-based compensation	5	6
Restructuring expense	2	-
Foreign currency remeasurement	5	(2)
Gain on extinguishment of debt	(4)	-
Other items (a)	12	2

Adjusted EBITDA	$40	$64

Adjusted EBITDA by Segment

Tio2 segment	$22	$85
Alkali segment	35	-
Corporate	(17)	(21)

Adjusted EBITDA	$40	$64

(a)	Includes noncash pension and postretirement costs, severance expense, and other items.

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